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EXHIBIT 21

List of Subsidiaries

Name	State of Incorporation
Veterinary Pet Insurance Company	California
DVM Insurance Agency, Inc.	California
VPI Services, Inc.	California

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  EXHIBIT 21
List of Subsidiaries